Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-284965, 333-277152, 333-269838, 333-262876, 333-253638, 333-236830, 333-230039, 333-223379, and 333-220701 on Form S-8 and Registration Statement No. 333-284967 on Form S-3 of our report dated February 13, 2026 (June 18, 2026, as to the change in the composition of reportable segments as discussed in Notes 1 and 17), relating to the financial statements of Roku, Inc. and our report dated February 13, 2026, on the effectiveness of Roku, Inc.’s internal control over financial reporting appearing in this Current Report on Form 8-K dated June 18, 2026.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 18, 2026